                           FIRST AMENDMENT TO DEED OF LEASE


          THIS FIRST AMENDMENT TO DEED OF LEASE (this "First Amendment") is made effective as of the 31st of December, 1997 (the "Effective Date"), by and between JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY, a Massachusetts corporation ("Landlord") and QUESTECH, INC., a Virginia corporation ("Tenant").

                                     WITNESSETH:

     WHEREAS, pursuant to that certain Deed of lease dated March 14, 1995 (the "Original Lease"), Landlord leased to Tenant and Tenant leased from Landlord approximately 25,939 rentable square feet of office space (the "Premises," as more particularly described in the Original Lease) on the first (1st) floor of the building located at 7600-West Leesburg Pike, Falls Church, Virginia (the "Building");

     WHEREAS, the Term of the Original Lease is scheduled to expire on September 30, 1998; and

     WHEREAS, Landlord and Tenant have agreed to modify the terms and extend the Term of the Original Lease, upon the terms, conditions and provisions hereinafter set forth.

     Now, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, hereby covenant and agree as follows:

     1. Incorporation of Recitals. The foregoing recitals are hereby incorporated herein and made a part hereof by this reference.

     2. Definitions. Except as otherwise specified herein, all capitalized terms in this First Amendment shall have the meanings assigned thereto in the Original Lease. The term "Lease" as used in this First Amendment (and in the Original Lease) shall mean the Original Lease, as amended by this First Amendment.

     3.   Term.

          (a)  The Original Lease is hereby amended as follows:

               (i) Section 1c of the Original Lease is hereby amended by deleting therefrom the language "Lease Expiration Date:
                    September 30, 1998," and by inserting in lieu thereof the following language: "Lease Expiration Date: December 31, 1997."

               (ii) Section 3 of the Original Lease is hereby amended by
                    deleting therefrom the language "September 30, 1998," and by inserting in lieu thereof the following language: "December 31, 1997."

          (b) The Term of the Original Lease, as amended by Section 3(a), above, is hereby extended for a period of seven (7) years (the "Extension Term"), commencing on January 1, 1998 (the "Extension Term Commencement Date"), and, expiring on December 31, 2004 (the "Extension Term Expiration Date"), unless earlier terminated in accordance with the terms and conditions of Lease.

     4. Annual Base Rent. From and after the Extension Term Commencement Date, the "Annual Base Rent" under the Lease shall be in the amounts set forth on the following schedule:



                           Annual Base Rent
                           Per Square Foot        Annual         Monthly
Time Period                  Per Annum           Base Rent      Base Rent
-----------               ----------------       ---------      ---------
1/1/1998 - 12-31-1998          $24.00            $622,536.00    $51,878.00

1/1/1999 - 12/31/1999          $24.72            $641,212.08    $53,434.34

1/1/2000 - 12/31/2000          $25.46            $660,406.94    $55,033.91

1/1/2001 - 12/31/2001          $26.22            $680,120.58    $56,676.72

1/1/2002 - 12/31/2002          $27.01            $700,612.39    $58,384.37

1/1/2003 - 12/31/2003          $29.01            $752,490.39    $62,707.53

1/1/2004 - 12/31/2004          $29.88            $775,057.32    $64,588.11


     From and after the Extension Term Commencement Date, Section 4(b) of the Original Lease (captioned "Annual Adjustment") shall no longer be of any force or effect.

     5. Operating Expenses. Commencing on the first anniversary of the Extension Term Commencement Date and continuing therafter for the ramainder of the Extension Term, Tenant shall pay to Landlord, as Additional Rent, Tenant's Pro Rata Share of the Operating Expenses incurred during each calendar year of the Extension Term which are in excess of the Base Amount in accordance with the terms of Section 4c of the Original Lease, as modified by this First Amendment. During the Extension Term: (a) the "Base Amount" shall mean the total amount of Operating Expenses for the Buildings incurred during calendar year 1998; and (b) Tenant's Pro Rata Share is eleven and eighty-two one-hundredths percent (11.82%).

     6. As-Is Condition. Tenant hereby accepts the Premises in their "as-is" condition as of the Effective Date, and Landlord shall have no obligation to make any improvements or alterations of any kind in or to the Premises in connection with this First Amendment or the Extension Term, except as otherwise expressly set forth on the Extension Term Work Agreement attached hereto as Exhibit A and incorporated herein by this reference.

     7.   Lobby Lincense.

          (a) During the Extension Term, the non-exclusive right and lincense granted to Tenant by Landlord to use the Lobby Space pursuant to Section 2a(ii) of the Original Lease shall remain in full force and effect, subject to the terms and conditions of this Section 7. From and after the Extension Term Commencement Date, Tenant shall pay to Landlord, as Additional Rent for the Lobby License (the "Monthly Lobby Space Lincense Fee"), the amounts set forth on the following schedule:

                                  Annual Lobby            Monthly Lobby
        Time Period             Space License Fee       Space License Fee

    1/1/1998 - 12/31/1998            $2,400.00                $200.00


    1/1/1999 - 12/31/1999            $2,472.00                $206.00
    1/1/2000 - 12/31/2000            $2,546.00                $212.17
    1/1/2001 - 12/31/2001            $2,662.00                $218.50
    1/1/2002 - 12/31/2002            $2,701.00                $225.08
    1/1/2003 - 12/31/2003            $2,901.00                $241.75
    1/1/2004 - 12/31/2004            $2,988.00                $249.00

         (b) Notwithstanding anything contained in this first Amendment or the Original Lease to the contrary, either Landlord or Tenant shall have the right to revoke or terminate, as the case may be, the Lobby License at any time during the Extension Term upon seventy-five (75) days' prior written notice to the other party. Upon such revocation or termination, Tenant shall restore the Lobby Space in accordance with the terms and conditions of
Section 8 of the Original Lease. Tenant's failure to pay the Monthly Lobby Space License Fee shall constitute a default pursuant to Section 16 of the Original Lease.

    8.   Security Deposit.

         a. Simultaneously with the execution of this First Amendment, Tenant shall deposit with Landlord, as security (and not prepaid rent) for the payment of Monthly Base Rent, Monthly Lobby Space License Fee, and for the faithful performance by Tenant of all other covenants, conditions and agreements of the Lease, cash in the amount of Fifty-One Thousand Eight Hundred Seventy-Eight Dollars ($51,878.00) (the "Security Deposit"). The Security Deposit shall earn interest at the simple rate of interest of three percent (3%) per annum. If any sum payable by Tenant to Landlord shall be overdue and unpaid, or if Landlord makes any Payments on behalf of Tenant, or if Tenant fails to perform any of the Original Lease, as amended by this First Amendment, then Landlord, at its option and without prejudice to any other remedy which Landlord may have, may apply all or part of the Security Deposit to compensate Landlord for the payment of Monthly Base Rent, Additional Rent or the Monthly Lobby Space License Fee, or any loss or damage sustained by Landlord. Tenant shall restore the Security Deposit to the original sum deposited upon demand. Provided that Tenant shall have made all payments and performed all covenants and agreements of the Lease, the Security Deposit shall be repaid to Tenant within sixty (60) days after the expiration of the Extension Term or the vacation of the Premises by Tenant, whichever is later or as soon thereafter as possible.

        b. In the event of the sale or transfer of Landlord's interest in the Building, Landlord shall transfer the Security Deposit to the purchaser or assignee, in which event Tenant shall look only to the new Landlord for the return of the Security Deposit, and Landlord shall there upon be released from all liability to Tenant for the return of the Security Deposit. Tenant hereby agrees not to look to the mortgagee, as mortgagee, mortgagee in possession, or successor in title to the property, for accountability for any security deposit required by the Landlord hereunder, unless said sums have actually been received by said mortgagee as security for the Tenant's performance of the Lease. In the event of any permitted assignment of Tenant's interest in the Lease, the Security Deposit may, at Landlord's sole option, be held by Landlord as a deposit made by the assignee, and Landlord shall have no further liability to any prior Tenant with respect to the return of the the Security Deposit.

         c. The parties acknowledge that upon the receipt by Landlord of the cash Security Deposit to be deposited by Tenant pursuant to this Section 8,(i) the existing letter of credit held by Landlord as security under the Original Lease shall be terminated and (ii) the parties hereto shall act promptly and in good faith to effectuate the termination of the existing letter of credit.

    9. Parking. As of the Extension Term Commencement Date, Section 22a of the Original Lease is hereby amended by deleting therefrom the language "eighteen (18) reserved parking spaces, seven (7) of which shall be located in the parking garage adjacent to the Buildings, and eleven (11) of which shall be located on the surface lot adjacent to the Buildings, for use by Tenant's employees', agents and guests," and by inserting in lieu thereof the following: "eighteen (18) reserved parking spaces designated as follows: (i) seven (7) such spaces shall be located in the parking garage adjacent to the Buildings (which spaces shall be Tenant's existing spaces numbered 62, and 70 through 75), and (ii) eleven (11) such spaces shall be located on the surface lot adjacent to the Buildings (which spaces shall be Tenant's existing eleven (11) reserved spaces as of the Effective Date), for use by Tenant's employees, agents and guests. Notwithstanding the foregoing, in the event Landlord elects, in its sole discretion, to undertake the development of a third building on the land on which the Building are located, Landlord shall have the right to temporarily relocate any or all of such reserved spaces in Landlord's sole and absolute discretion."

    10. Exterior Sign. Landlord shall, at Landlord's sole cost and expense, remove Tenant's existing sign from the Building and install a new sign (the dimensions, materials, color and other attributes of which shall be approved by Landlord in its sole discretion) on the Building at the location set forth on Exhibit B attached hereto and incorporated herein by this reference (the "New Exterior Sign"). Tenant shall, at its sole cost and expense, maintain the New Exterior Sign throughout the Extension Term, and remove same, at Tenant's sole cost and expense, at the end of the Extension Term hereof, subject to and in accordance with the terms and conditions of Section 28 of the Original Lease. Notwithstanding the foregoing, in the event Aetna Life and Casualty Company ("Aetna") removes its existing sign from the Building, Tenant, upon prior written notice to Landlord, shall have the right, at its sole expense, to relocate the New Exterior Sign to the location occupied by the Aetna sign (the "Aetna Sign Location"). The relocation of the New Exterior Sign by Tenant to the Aetna Sign Location shall be subject to and in accordance with the terms and conditions of Section 28 of the Original Lease.

    11. Air Quality of Premises. Tenant has determined that the quality and quantity of air flow in the Premises is acceptable. During the Extension Term, Landlord shall not be obligated to perform air quality testing in or to the Premises. Tenant, on behalf of itself and its officers, directors, employees, agents representatives, contractors, licensees and invitees, hereby releases, relinquishes,and waives its rights to do so, and any and all claims, suits, damages and actions in law or in equity which it had, has, or may hereafter have against Landlord and its officers, directors, shareholders, employees, subsidiaries, affiliates, agents, representatives, attorneys predecessors, successors and assigns, arising out of or based upon, or in any manner connected with the quality or quantity of air flow in the Premises. In the event that any claim is made against Landlord during the Extension Term by Tenant, its officers, directors, employees, agent, representatives, contractors, licensees or invitees, arising out of or based upon, or in any manner connected with the quantity or quality of air flow in the Premises, Tenant shall indemnify Landlord in accordance with Section 11 of the Original Lease, unless the liability from such claims is conclusively deemed by a court of competent jurisdiction (after exhaustion of any and all appeal processes) to be as a direct result of an immediate and demonstrable health problem in the Premises or as a direct result of the violation of any health ordinances governing the Premises. The provisions of this Paragraph 11 shall survive the transactions contemplated herein or any termination of the Lease.

    12.  Additional Modifications.

         (a) Effective as of the Extension Term Commencement Date, Section 4c(iii) of the Original Lease is hereby amended by adding the following language to the end thereof: "Notwithstanding the foregoing, Landlord's right to increase Operating Expenses in the event of a "Special Tenant" shall only be applicable if there were no Special Tenants during the Base Year."

         (b) As of the Effective Date, the Original Lease is hereby amended by adding thereto a new Section 30. which reads as follows:

         "30. ENVIRONMENTAL CONCERNS.

              A. Tenant, its agents. employees, contractors or invites shall not (i) cause or permit any Hazardous Materials (hereinafter defined) to be brought upon, stored, used or disposed on, in or about the Premises and/or the Building, or
         (ii) knowingly permit the release, discharge, spill or emission of any Hazardous Material in or from the Premises.

              B. Tenant hereby agrees that it is and shall be fully responsible for all costs,expenses, damages or liabilities (including, but not limited to those incurred by Landlord and/or its mortgagee) which may occur from the use, storage, disposal, release, spill, discharge or emissions of Hazardous Materials by Tenant whether or not the same may be permitted by this Lease. Tenant shall defend, indemnify and hold harmless Landlord, its mortgagee and its agents from and against any claims, demands, administrative orders, judicial orders, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, reasonable attorney and consultant fees, court costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to the use, storage, disposal, release, discharge, spill, or emission of any Hazardous Material, or the violation of any Environmental Laws, by Tenant, its agents, employees, contractors or invites. The provisions of this Section 30 shall be in addition to any other obligations and liabilities Tenant may have to Landlord at law or in equity and shall survive the transactions contemplated herein or any termination of this Lease.

              C. As used in this Lease, the term 'Hazardous Materials' shall include, without limitation:

                   (i) Those substances included within the definitions of 'hazardous substances,' 'hazardous materials,' 'toxic substances,' or 'solid waste' in the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.) ('CERCLA'), as amended by Superfund Amendments and Reauthorization Act of 1986 ('SARA'), the Resource Conservation and Recovery Act of 1976 ('RCRA'), and the Hazardous Materials Transportation Act, and in the regulations promulgated pursuant to said laws, all as amended;

                   (ii) Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (of any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); and

                   (iii) Any material, waste or substance which is (A) petroleum, (B) asbestos, (C) polychlorinated biphenyl, (D) designated as a 'hazardous substance' pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321) or listed pursuant to the Clean Water Act (33 U.S.C. Section 1317); (E) flammable explosives; or (F) radioactive materials.

              D. All federal, state or local laws, statutes, regulations, rules, ordinances, codes, standards, orders, licences and permits of any governmental authority identified in

         Section 30.C. above, or issued or promulgated thereunder shall be referred to as the 'Environmental Laws.'

              E. Landlord or its employees shall not (i) intentionally cause or knowingly permit any Hazardous Materials (hereinafter defined) to be brought upon, stored, used or dispose on, in or about the Building, or (ii) knowingly permit the release, discharge, spill or emission of any Hazardous Materials in the Building. Landlord shall defend, indemnify and hold harmless
         Tenant from and against any claims, demands, administrative orders, judicial orders, penalties, fines, liabilities, settlements, damages, costs or expenses (including without limitation reasonable attorney's fees), arising out of the use, storage, disposal, release, discharge, spill or emission by Landlord of any Hazardous Material at the Building."

    13. Brokers. Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate brokers in connection with this First Amendment other than LPC Commercial Services, Inc., as Landlord's agent, and The Fred Ezra Company, as Tenant's agent (the "Brokers") to whom any commissions due shall be paid by Landlord. Tenant agrees to indemnify and hold harmless Landlord from the claim or claims of any broker or brokers (other than the Brokers) with whom it is ultimately determined that Tenant has dealt in violation of the foregoing representations and warranties.

    14. Counterpart Copies. This First Amendment may be executed in two (2) or more counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this First Amendment.

    15. Miscellaneous. This First Amendment (a) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, representatives, executors, administrators, transferees and assigns (except as expressly otherwise provided in the Lease) and (b) shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

    16. Ratification. Except as expressly amended by this First Amendment, all other terms, conditions and provisions of the Lease are hereby ratified and confirmed and shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Deed of Lease under seal as of the day and year first hereinabove written.

                                       LANDLORD:

ATTEST:                                JOHN HANCOCK MUTUAL LIFE
                                       INSURANCE COMPANY

/s/                                    By /s/ Anne W. Comstock
------------------------               ----------------------------
                                       Name: Anne W. Comstock
                                       Title: Senior Investment Officer
                                              John Hancock Mutual
                                              Life Ins. Co.

                                       TENANT:

ATTEST:                                QUESTECH, INC.

/s/                                    By /s/ V.L. Salvatori
-----------------------                -----------------------------
                                          Name: V.L. Salvatori
                                          Title: Chairman and CEO

                                   EXHIBIT A

                       EXTENSION TERM WORK AGREEMENT

    This Extension Term Work Agreement (this "Work Agreement") is attached to and made a part of that certain First Amendment to Deed of Lease (the "First Amendment") made effective as of December 31, 1997, by and between John Hancock Mutual Life Insurance Company, as landlord ("Landlord") and Questech, Inc., as tenant ("Tenant") for the premises (the "Premises") described in that certain Deed of Lease dated March 14, 1995 (the "Original Lease") in the office building located at 7600-West Leesburg Pike, Falls Church, Virginia (the "Building"). It is the intent of this Work Agreement that Tenant shall be permitted freedom in the design and layout of the Premises, consistent with applicable building codes and requirements of law, including without limitation the Americans With Disabilities Act, and with sound architectural and construction practice in first-class office buildings, provided that neither the design nor the implementation of the Tenant Improvements (hereinafter defined) shall cause any interference to the operation of the Building's mechanical, plumbing, life safety, electrical or other systems or to other Building operations or functions, nor shall they increase maintenance or utility charges for operating the Building. Capitalized terms not otherwise defined in this Work Agreement shall have the meanings set forth in the Original Lease, as amended by the First Amendment. In the event of any conflict between the terms hereof and the terms of the Original Lease, as amended by the First Amendment, the terms hereof shall prevail for the purposes of design and construction of the Tenant Improvements.

    A. LEASEHOLD IMPROVEMENTS. All construction, improvements or alterations required by Tenant in the Premises during the Extension Term ("Tenant Improvements") shall be undertaken by Tenant, at Tenant's sole cost and expense, subject to the application of the Improvement Allowance (hereinafter defined), in strict accordance with the terms of this Work Agreement.

    B.   PLANS AND SPECIFICATIONS

         1. Space Planner. Tenant may employ the services of Landlord's space planner to prepare space plans and working drawings and specifications for the Tenant Improvements, or Tenant may employ other professional space planning and architectural assistance. If Tenant elects to use a design consultant or architect other than Landlord's designated design consultants, Tenant shall obtain Landlord's prior written approval, which approval shall not be unreasonably withheld. (The design consultant or architect employed by Tenant shall be referred to herein as the "Space Planner.") If Tenant elects to use Landlord's space planner, Tenant shall devote such time in consultation with Landlord's space planner as shall be necessary to enable the latter to complete the Tenant's Plan (hereinafter defined) and submit same to Landlord for its review and approval as specified below. If Tenant elects to use its own space planning professionals, Tenant's Plan shall be prepared in accordance with the building standard format for working drawings and with information furnished by and coordination with Landlord's space planner and structural, mechanical, electrical and plumbing engineers. Tenant shall be solely responsible for all fees and costs of the Space Planner, regardless of whether or not such Space Planner is Landlord's design consultant, subject however to the application of the Improvement Allowance.

         2. Time Schedule. Landlord and Tenant shall adhere to the following schedule:

              a. Tenant shall furnish to Landlord for Landlord's review and approval a proposed preliminary space plan (the "Preliminary Plan") prepared by the Space Planner showing the general layout of the Premises upon completion of the Tenant Improvements. The Preliminary Plan shall contain the information and otherwise comply with the requirements therefor described in Schedule A-1 attached hereto. Landlord shall advise Tenant of Landlord's approval or disapproval of Tenant's Preliminary Plan within ten

                              Exhibit A, Page 2

(10) business days after Tenant submits the Preliminary Plan to Landlord. Tenant shall revise the proposed Preliminary Plan to meet Landlord's objections, if any, and resubmit the Preliminary Plan to Landlord for its review and approval promptly after Landlord notifies Tenant of Landlord's objections, if any. Landlord shall respond to any revised Preliminary Plan submitted by Tenant within seven (7) business days after its submission.

              b. Promptly after Landlord has approved the Preliminary Plan, Tenant shall furnish to Landlord for its review and approval a proposed detailed space plan for the Tenant Improvements (the "Final Space Plan") prepared by the Space Planner, substantially in conformance with the Preliminary Plan approved by Landlord. The Final Space Plan shall contain the information and otherwise comply with the requirements therefor described in Schedule A-2 attached hereto. Landlord shall advise Tenant of Landlord's approval or disapproval of the Final Space Plan within ten (10) business days after Tenant submits the Final Space Plan to Landlord. Tenant shall revise the proposed Final Space Plan to meet Landlord's objections, if any, and resubmit the Final Space Plan to Landlord for its review and approval promptly after Landlord notifies Tenant of Landlord's objections, if any. Landlord shall respond to any revised Final Space Plan submitted by Tenant within seven (7) business days after its submission.

              c. Promptly after Landlord approves of the Final Space Plan, Tenant shall furnish to Landlord for its review and approval all architectural plans, working drawings and specifications (the "Contract Documents") for the construction of the Tenant Improvements in the Premises in accordance with the Final Space Plan. The Contract Documents shall include without limitation the final mechanical, electrical, plumbing, life-safety and structural plans and specifications for the Premises and all final architectural plans, working drawings and specifications for the Tenant Improvements. The Contract Documents shall comply with the requirements described in Schedule A-3 attached hereto, and they shall be sufficient in form and substance to enable the Contractor (hereinafter defined) to obtain a building permit for the construction of the Tenant Improvements. Landlord shall advise Tenant of Landlord's approval or disapproval of the Contract Documents, or any of them, within fifteen (15) business days after Tenant submits the Contract Documents to Landlord. Tenant shall revise the Contract Documents to meet Landlord's objections, if any, and resubmit the Contract Documents to Landlord for its review and approval promptly after Landlord notifies Tenant of Landlord's objections, if any. Landlord shall respond to any revised Contract Documents submitted by Tenant within ten (10) business days after their submission.

                   d. The Preliminary Plan, the Final Space Plan and the Contract Documents are referred to collectively herein as the "Tenant's Plan."

                   e. The Tenant's Plan shall comply with all applicable building codes, laws and regulations (including without limitation the Americans with Disabilities Act), shall not interfere with or require any changes to or modifications of the base Building's mechanical, electrical, plumbing or other systems or to other Building operations or functions, and shall not increase maintenance or utility charges for operating the Building in excess of the standard requirements for normal first-class office buildings. Landlord's approval of the Tenant's Plans shall constitute approval of tenant's design concept only and approval of the Tenant's Plans shall in no event be deemed to be a representation or warranty by Landlord as to whether the Tenant's Plans comply with any and all legal requirements applicable to the Tenant's Plans the the Tenant's Improvements. Tenant hereby agrees to indemnify and hold Landlord and its agents, officers, directors, and employees harmless from and against any cost, damage, claim, liability or expense (including attorneys' fees) incurred by or claimed against Landlord and its agents, officers, directors and employees, directly or indirectly,

                              Exhibit A, Page 3

as a result of or in any way arising from the failure of the Tenant's Plans to comply with the requirements set forth above.

         3. Base Building Changes. If Tenant requests work to be done in the Premises or for the benefit of the Premises that necessitates revisions or changes in the design or construction of the base Building or Building systems, any such changes shall be subject to prior written approval of Landlord, in its sole discretion, and Tenant shall be responsible for all costs and delays resulting from such design revisions or construction changes, including architectural and engineering charges, and any special permits or fees attributed thereto. Before Landlord shall order such design and/or construction changes to be made, Tenant shall pay to Landlord the full cost of such changes.

         4. Changes. If there are any changes requested by Tenant, after Landlord's approval of Tenant's Plan in accordance with the schedule set forth above, each such change must be approved by Landlord and paid for by Tenant as requested below. Tenant shall be responsible for all architectural and engineering costs and delivery resulting from such changes.

    C.   COST OF TENANT IMPROVEMENTS

         1. Construction Costs. All costs of design and construction of the Tenant Improvements, including without limitation the costs of all space planning, architectural and engineering work related thereto, all governmental and quasi-governmental approvals and permits required therefor, the cost to install the Tenant Improvements by the Contractor (hereinafter defined), all other direct and indirect construction costs, including the installation costs associated with Tenant's telephone systems and local area network, wiring throughout the Premises, and the Construction Supervision Fee (hereinafter defined) (collectively, "Construction Costs"), shall be paid by Tenant, subject, however, to the application of (i) the Improvement Allowance described in Paragraph C.2 below, not previously disbursed pursuant to this Work Agreement (the "Available Allowance") below.

         2. Improvement Allowance. Provided that Tenant has fully performed all of its obligations under this Work Agreement and the Original Lease, as amended by the First Amendment, Landlord agrees to provide to Tenant an allowance (the "Improvement Allowance") in the amount of Two Hundred Seven Thousand Five Hundred Twelve Dollars ($207,512.00) (or Eight Dollars ($8.00) per rentable square foot of the Premises), to be applied solely to the Construction Costs; provided, however, that Tenant shall only be permitted to use (i) up to Twenty-Five Thousand Nine Hundred Thirty-Nine Dollars ($25,939.00) of the Improvement Allowance to defray the cost of installation for Tenant's telephone systems and local area network wiring and (ii) up to Seventy-Seven Thousand Eight Hundred Seventeen Dollars ($77,817.00) of the Improvement Allowance to defray the cost of all space planning, architectural and engineering work related to the Tenant Improvements. Landlord shall pay, in addition to the Tenant Allowance, Two Thousand Five Hundred Ninety-Three Dollars ($2,593.00)(or ten cents ($0.10) per rentable square foot of the Premises) to defray the cost of all space planning, architectural and engineering work related to the Tenant Improvements. Subject to the provisions of Paragraph C.3, below, the Construction Costs shall be paid by Landlord to the extent of, and shall be deducted by Landlord from, the Available Allowance, as invoices therefor are rendered to Landlord as and when Construction Costs are actually incurred by Tenant; provided, however, that Landlord shall have received partial lien waivers and such other documentation as Landlord may reasonably require from the party requesting such payment, and Tenant shall have satisfied all of the other conditions set forth in Paragraph C.3, below. In the event that Tenant does not expend all or any portion of the Improvement

                            Exhibit A, Page 4

Allowance for costs expressly permitted hereunder within twelve (12) months after the Extension Term Commencement Date, the unused portion of the Improvement Allowance shall be retained by Landlord.

         3. Disbursement of Improvement Allowance. Disbursement of the Improvement Allowance shall be subject to the following conditions:

              a. Once each calendar month, Tenant shall present to Landlord separate requests for payment for the Tenant Improvements work (the "Draw Request") which have been completed to date; provided that (i) the final Draw Request may be submitted immediately upon completion of the Tenant Improvements, and (ii) the conditions set forth in Paragraph C3(c), below, shall be satisfied. Each Draw Request shall include Tenant's certification that the Tenant Improvements covered thereby have been satisfactorily completed, and shall be substantiated by original invoices for such work, along with partial lien waivers with respect thereto. At Landlord's election, such Draw Requests shall also include a confirmation by the Construction Supervisor (hereinafter defined) that the Tenant Improvements for which payment is requested have been completed in conformity with the Tenant's Plan; provided that such confirmation (1) shall not be considered an assurance by Landlord that such Tenant Improvements are in conformance with the Tenant's Plan or applicable code requirements; and (2) shall not preclude Landlord from subsequently asserting that the Tenant Improvements (or any part thereof) deviate from the Tenant's Plan or applicable code requirements. Within thirty
(30) days of Landlord's receipt of a complete and correct Draw Request, Landlord shall make payment to the Contractor, subject as hereinafter provided.

              b. All Draw Requests covering construction work shall be accompanied by the AIA Application and Certificate for Payment (AIA Documents G702 and G703), certified by the Space Planner, and covering only such work as is actually installed in the Premises. All Certificates for Payment shall include full, partial, or conditional releases of lien, as the case may be, and other such documentation as the Landlord may reasonably request. Prior to substantial completion of the Tenant Improvements, all Certificates for Payment shall include retainage of not less than ten percent (10%) of the value of the work in place, until fifty percent (50%) of the work has been completed, whereupon, at Landlord's discretion, there shall be no further retainage withheld; provided however that if Landlord determines that construction problems have arisen thereafter, Landlord shall require that a retainage of five percent (5%) of the value of the work in place be withheld from future payments.

              c. Landlord shall not disburse the final ten percent (10%) of the Improvement Allowance until Landlord has received a final Draw Request accompanied by final lien waivers and/or other evidence reasonably satisfactory to Landlord that all contractors, workers, material and service suppliers and all other persons having claims against Tenant for payment of work done or material or services supplied in connection with the Tenant Improvements have been paid in full, and (ii) final plans, specifications and drawings for all work in place, including changes to or deviations from the Tenant's Plan approved by Landlord.

              d. In the event that a Default is then occurring under the Original Lease, as amended by the First Amendment, Landlord shall have no obligation to make any payment of the Improvement Allowance, until such time as the Default has been cured by Tenant.

              e. Landlord shall have the right, but not an obligation, to pay any contractor, workers, material and service supplier, and all other persons who have performed work or supplied material

                             Exhibit A, Page 5

or service in connection with the Tenant Improvements if Tenant has failed to do so, and Tenant shall pay Landlord on demand the amount Landlord has so paid.

         5. Costs Exceeding Available Allowance. All Construction Costs in excess of the Available Allowance shall be paid by Tenant within ten (10) business days of receipt by Tenant of invoices therefor.

    D.   CONSTRUCTION

         1. Selection of Tenant's Contractor. Once Landlord has approved the Tenant's Plan, Tenant shall prepare a bid package in order to obtain a fixed price bid for the construction of the Tenant Improvements (the "Bid
Package"), which Bid Package shall be subject to Landlord's approval in its reasonable discretion. Tenant shall submit the Bid Package to three (3) of the following general contractors: Dietze Construction; G&F Construction; and Chamberlain Construction Corporation (the "Approved Contractors"). Once
Tenant has received from the Approved Contractors bids for the construction of the Tenant Improvements, Tenant shall select the contractor to undertake the Tenant Improvements (the "Contractor") from among the Approved
Contractors.

         2. Construction Supervision. All of the Tenant Improvements shall be performed by the Contractor. Landlord shall retain the services of LPC Commercial Services, Inc. ("Construction Supervisor") to act as Landlord's construction supervisor in connection with the construction of the Tenant Improvements, and Tenant shall pay the Construction Supervisor a construction supervision fee ("Construction Supervision Fee") in the amount of Six Thousand Two Hundred Twenty-Five Dollars ($6,225.00), to cover the costs of coordination and supervision of the Tenant Improvements. The Construction Supervision Fee shall be deducted by Landlord from the Improvement Allowance.

         3. Construction by the Contractor. In undertaking the Tenant improvements, Tenant and the Contractor shall comply with the following conditions:

              a. No work shall proceed without Landlord's prior written approval (which shall not be unreasonably withheld, conditioned or delayed) of which (i) each of Tenant's subcontractors, and (ii) compliance by Tenant and the Contractor with the insurance requirements set forth below:

              b. All work shall be performed in conformity with (i) the final approved Tenant's Plan, (ii) all applilcable codes and regulations of governmental authorities having jurisdiction over the Building and the Premises, (iii) valid building permits and other authorizations from appropriate governmental agencies, when required, which shall have been obtained at Tenant's sole expense, and (iv) Landlord's construction policies, rules and regulations attached hereto as Schedule A-4, as the same may be modified by Landlord from time to time ("Construction Rules"). Any work not acceptable to the appropriate governmental agencies or not reasonably satisfactory to Landlord shall be promptly corrected or replaced at Tenant's expense. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility therefor; and

              c. Before any work is commenced or the Contractor's equipment is moved onto any part of the Building or the Land, the Contractor and all subcontractors shall deliver to Landlord policies or certificates evidencing the following types of insurance coverage in the following minimum amounts, which policies shall be issued by companies approved by Landlord, shall be maintained by Tenant and the Contractor

                             Exhibit A, Page 6

at all times during the performance of the Tenant Improvements, and which shall name Landlord, its managing agent, and any other persons having an interest in the Building as additional insureds as their interest may appear:

                   (1) Worker's compensation coverage as required by law and employers liability coverage, including without limitation bodily injury caused by disease with a limit of $250,000.00 per employee;

                   (2) Commercial general liability policy to include, without limitation, completed operations, property damage, independent contractor's and personal injury coverage with limits in an amount of not less than $3,000,000.00 Combined Single Limit;

                   (3) Automobile liability coverage, with bodily injury limits of at least $1,000,000.00 per accident; and

                   (4) All insurance required pursuant to Section 12 of the Lease.

Dependent on the scope of work to be performed at the Premises, Landlord shall have the right to require increased limits or broader coverages as Landlord reasonably deems appropriate.

    5. Landlord Inspection. Landlord and its representatives are authorized by Tenant to make periodic inspections of the Premises during contruction of the Tenant Improvements, and to discuss with the Contractor, and all subcontractors performing work in connection with the Tenant Improvements, anything having to do with the Tenant Improvements, the Premises, the Building and/or the base Building systems.

E.  DELAY BY TENANT.  No delay by Tenant in completing the Tenant
Improvements shall delay or otherwise effect (1) the Extension Term Commencement Date; or (2) Tenant's obligation to pay Annual Base Rent on and the Monthly Lobby Space License Fee from and after the Extension Term Commencement Date.

F. TENANT'S AGENT. Tenant hereby designates Walter V. Edwards, III., whose address is 7600-West Leesburg Pike, Falls Church, Virginia and whose telephone number is (703) 760-1049, who may act as its agent for purposes of authorizing and executing any and all documents, work orders or other writings and changes thereto needed to effect the terms of this Work Agreement, and any and all changes, additions or deletions to the work contemplated herein. Tenant's Agents shall have full power and authority to bind Tenant to all actions taken with regard to the Tenant Improvements and Landlord shall have the right to relay on any documents executed by such authorized party.

                                 Exhibit A, Page 7

                                 LIST OF SCHEDULES

                     Schedule A-1     Preliminary Plan

                     Schedule A-2     Requirements for Final Space Plan

                     Schedule A-3     Requirements for Contract Documents

                     Schedule A-4     Construction Rules and Regulations

                                   SCHEDULE A-1

                         REQUIREMENTS FOR PRELIMINARY PLAN

Preliminary layout plans, drawings and specifications (together with related information for structural design work) (three (3) sets), including without limitation the following information:

           a. partitions, location of doors, location of lighting fixtures and special requirements (such as additional plumbing pipes in the Premises);

           b. locations, dimensions and structural design of all penetrations of the floor slab requiring structural framing if any; and

           c. locations and structural design of all floor area requiring dead load capacities in excess of 60 pounds per rentable square foot and live load capacities excess of 15 pounds per rentable square foot, if any.

                                SCHEDULE A-2

                       REQUIREMENTS FOR FINAL SPACE PLAN

Floor plans, together with related information for mechanical, electrical and plumbing design work showing partition arrangement and reflected ceiling plans (three (3) sets), including without limitation the following information:

    a.   identify the location of conference rooms and density of occupancy;

    b.   indicate the density of occupancy for all rooms;

    c. identify the location of any food service areas or vending equipment rooms;

    d. identify areas, if any, requiring twenty-four (24) hour air conditioning;

    e. indicate those partitions that are to extend from floor to underside of structural slab above or require special acoustical treatment;

    f. identify the location of rooms for and layout of, telephone equipment other than building core telephone closet;

    g. identify the locations and types of plumbing required for toilets (other than core facilities), sinks, drinking fountains etc.;

    h. indicate light switches of offices, conference rooms and all other rooms in the Premises;

    i. indicate the layouts for specially installed equipment, including computer and duplicating equipment, the size and capacity of mechanical and electrical services required and head rejection of the equipment;

    j.   indicate the dimensioned location of : (A) electrical receptacles
         (one hundred twenty (120) volts), including receptacles for wall clocks and telephone outlets and their respective locations (wall to floor), (B) electrical receptacles for use in the operation of Tenant's business equipment which requires two hundred eight (208) volts or separate electrical circuits, (c) electronic calculating and CRT systems, etc. and (D) special audio-visual requirements;

    k. indicate proposed layout of sprinkler and other life safety and fire protection equipment, including any special equipment (e.g. Halon) and raised flooring;

    l.   indicate the swing of each door;

    m. indicate a schedule for doors and frames complete with hardware if applicable; and

    n.   indicate any special file systems to be installed.

                                      SCHEDULE  A-3

                           REQUIREMENTS FOR CONTRACT DOCUMENTS

Final architectural detail and working drawings, finish schedules and related plans (three (3) reproducible sets) including without limitation the following information and/or meeting the following condition:

    a. materials, colors and designs of wallcoverings; floor coverings and window coverings and finishes;

    b. paintings and decorative treatment required to complete all construction;

    c. complete, finished, detailed mechanical, electrical, plumbing and structural plans and specifications with respect thereto for the Initial Improvements, including but not limited to the Building's base mechanical systems;

    d. all final drawings and blueprints must be drawn to a scale of one-eighth (1/8) inch to one (1) foot.

                                 SCHEDULE A-4

                      CONSTRUCTION RULES AND REGULATIONS

1. Contractors and construction personnel will use loading dock area for all deliveries and will not use loading dock for vehicle parking.

2. No utilities (electricity, water, gas, plumbing) or services to the tenants are to be cut off or interrupted without first having requested, in writing, and secured, in writing, the permission of Landlord.

3. Contractors will remove their trash and debris daily, or as often as necessary to maintain cleanliness in the building. Building trash containers are not to be used for construction debris. Landlord reserves the right to bill Tenant for any cost incurred to clean up debris left by the Contractor or any subcontractor. Further, the building staff is instructed to hold the driver's license of any employee of the contractor while using the freight elevator to ensure that all debris is removed from the elevator.

4. The Contractor will supply Landlord with a copy of all permits prior to the start of any work.

5. The Contractor will post the building permit on a wall of the construction site while work is being performed.

6. Public area corridors and carpet are to be protected by plastic runners or a series of walk-off mats from the elevator to the suite under reconstruction.

7. Walk-off mats are to be provided at entrance doors. Protection of hallway carpets, wall coverings, and elevators from damage with masonite board, carpet, cardboard, or pads is required.

8. Landlord will be notified of all work schedules of all workmen on the job and will be notified, in writing, of names of those who may be working in the building after "normal" business hours.

9. Passenger elevators shall not be used for moving building materials and shall not be used for construction personnel. The designated freight elevator is the only elevator to be used for moving materials and construction personnel. This elevator may be used only when it is completely protected as determined by Landlord's building engineer.

10. Contractors will be responsible for daily removal of waste foods, milk and soft drink containers, etc. to trash room and will not use any Building trash receptacles but trash receptacles supplied by them.

11. No building materials are to enter the Building by way of main lobby, and no materials are to be stored in any lobbies at any time.

12. Construction personnel are not to eat in the lobby or in front of the Building nor are they to congregate in the lobby or in front of the Building. There will be no smoking, eating, or open food containers in the elevators, carpeted areas or public lobbies.

13. Landlord is to be contacted by any tenant when work is completed for inspection. All damage to Building will be determined at that time.

                             Schedule A-4, Page 2

14. All key access, fire alarm work, or interruption of security hours must be arranged with Landlord's Building engineer.

15. There will be no radios allowed on job site. All workers are required to wear a shirt, shoes, and full length trousers. There will be no yelling or boisterous activities. There will be no alcohol or controlled substances allowed or tolerated.

16. Public spaces-- corridors, elevators, bathrooms, lobby etc.-- must be cleaned immediately after use. Construction debris or materials found in public areas will be removed at Tenant's cost.

17. All construction materials or debris must be stored within the Premises or in an approved lock-up.

18. All contractors hired by Tenant to undertake work in the Premises shall be licensed and bonded in the District of Columbia. Tenant shall indemnify Landlord, its managing agent, Mortgagee and their agents, against all claims, damage, injury or loss (including without limitation reasonable attorneys fees) arising out of the presence of, or work undertaken by, any contractor, subcontractor or materialmen hired by Tenant to undertake work and/or install equipment in the Premises, and Tenant shall require in writing, all of its contractor(s) and sub-contractor(s) to indemnify and hold such parties harmless from all claims, damage, injury and loss (including without limitation reasonable attorneys fees) which may or might arise by reason of the actions or omissions of said contracting parry, its agents or in the performance of construction work in the Premises.

19. Tenant's contractors shall not post any signs on any part of the Building on the Premises.

20. Tenant's contractors shall at all times ensure that work is performed so as to avoid disruption of the business of the Building or its tenants.

21. All Tenant's materials, work, installations and decorations of any nature brought upon or installed in the Premises shall be at Tenant's risk, and neither Landlord nor any party acting on Landlord's behalf shall be responsible for any damage thereto or loss or destruction thereof.

22. Tenant shall award its contracts and conduct its activities hereunder in a manner consistent with Landlord's contractors' labor agreement affecting the Building.